June 21, 2016

Thomas W. Brock
400 Madison Avenue, Suite 15D
New York, NY 10017

Dear Tom,

We are pleased to extend to you an offer to become the Chief Executive Officer and President of Silver Bay Realty Trust Corp. This offer is made on the terms and subject to the conditions set forth below:
Employer: Silver Bay Property Corp. has retained the services of Doherty Employer Services, a Professional Employer Organization. Doherty currently provides certain outsourced employer services, payroll processing, benefits administration, human resources management, and related services for Silver Bay. Silver Bay retains operational control over its business, including day-to-day direction of employee activities. Silver Bay and Doherty are co-employers of each employee under this arrangement and are collectively referred to as “The Company”.
Base Salary: You will be paid a starting base salary at an annualized rate of $450,000 (less applicable payroll taxes, withholdings, and deductions). This salaried position is exempt from overtime pay.
Discretionary Bonus: You will be eligible to earn an annual discretionary bonus as determined in the sole discretion of the Compensation Committee of the Board of Directors of Silver Bay Realty Trust Corp. Your target discretionary bonus is equal to 100% of your annual base salary. It is anticipated that any annual bonus paid to you will be paid in a mix of cash and time-based restricted stock at a ratio of approximately 50/50 for bonus amounts up to your target bonus amount; annual bonus exceeding target is expected to be paid in time-based restricted stock. Additionally, in order to earn a discretionary bonus, you must be employed by Silver Bay Property Corp on the bonus payment date (which is typically during the first quarter of the following year).
Benefits: You will be eligible to participate in a variety of benefits, including health benefits (subject to the terms and conditions of such benefit plans, including eligibility and enrollment requirements).
All wage payments and benefits are subject to change or discontinuation, and in case of a conflict between any benefit as described in this letter and the applicable plan document, the plan document will control.
Governing Law: This agreement is governed by, and will be construed according to, Minnesota law. You agree that any action relating to this agreement will be instituted and prosecuted in Hennepin County, Minnesota, in either state court (Hennepin County District Court) or federal court (United States District Court for the District of Minnesota). You irrevocably consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement in any court other than Hennepin County District Court or United States District Court for the District of Minnesota.
Sincerely,
/s/ Irvin Kessler

Irvin Kessler
Chair of the Board

OFFER LETTER ACKNOWLEDGEMENT

I have read and I understand the terms of this offer of employment with Silver Bay. I accept this offer of employment and agree to its terms.

/s/ Thomas W. Brock
Thomas W. Brock